Exhibit 10.7

October 5, 2023

CONFIDENTIAL AND PERSONAL

Dear Bradley,

Northpointe Bank is extending an employment offer as the Chief Financial Officer. We are excited to offer you this opportunity to join our dynamic team and make an impact.

Reports Directly to:	Charles Williams, President & CEO with a dotted line for day-to-day direction to Kevin Comps, EVP, COO, CCO

Employment Status:	Exempt
“At Will” Employment per Bank Policy

Base Compensation:	$10,000 semi-monthly - (equivalent to $240,000 per year).

Bonus Compensation:	Eligible for a Bonus equivalent to a target of 40% of base salary earned during the calendar year – the bonus eligibility will start with the 2024 calendar year with the first potential bonus to be paid in January 2025, provided employee is in good standing as an active employee. Bonus is based upon the company and employee achieving set goals

S.A.R.S Program:	Employee shall be entitled to participate in the Northpointe Bancshares, Inc. Stock Appreciation Rights Plan, awards are granted at the discretion of the Board of Directors annually.

Change of Control:	If the Bank eliminates or terminates (other than for cause, death, or disability) the employment of the Employee the Employee will be entitled to twelve (12) months of severance equivalent to the annual Base salary at the time of termination.

Non-Disclosure:	You agree that will not disclose, at any time, directly or indirectly, that you have accepted a role with Northpointe Bank until you are informed in writing by either the SVP of Human Resources or the EVP, COO, CCO that this information may be disclosed.

Benefits:	•	Medical, Dental, Vision, Life, STD/LTD, and AD&D Insurance.
	•	401k Plan with 60% match on first 7% pre-tax contribution.
	•	Complimentary banking services.
	•	Tuition Assistance.
	•	Bank-observed holidays.
	•	Earned Time Off – (begin with 13.33 hours accrued per month – equivalent to 20 days earned time each calendar year; schedule increases with years of service when applicable as per Northpointe Bank Policy).

Effective Date & Working Hours :	•	Employment begins on Monday, November 20, 2023 , at 9:00 a.m .

•	Eligible for group health benefits enrollment on December 1, 2023 (first of the month following full time employment).
•	Eligible for ESOP with 401 (k) feature enrollment on March 1, 2024 (first of the month following 90 days of employment).
•	Terms indicated in this offer are subject to change at management's discretion.

Congratulations, Bradley, on potentially becoming a member of the Northpointe Bank Team!

Sincerely,

/s/ Sheri Lynn duChemin

Sheri Lynn duChemin

Sr. Vice President Human Resources

Non-Solicitation. During employment and for a period of twelve (12) months after the termination of employment, for any reason, team member will not engage in any of the following activities:

i.	Will not solicit any employees of Northpointe for the purpose of inducing that person to terminate his/ her employment or to become employed with a competitor of Northpointe.
ii.	Will not solicit or approach any Customer or Potential Customer of Northpointe to move, change, or place any business with a competitor of Northpointe, or to attempt to persuade the Customer that it should not do business with Employer or that it should reduce its purchase(s) of Northpointe’s products or services. Customer includes, but is not limited to, any mortgage bankers who have participated in the Company’s retail, MPP, servicing, or correspondent program in the twelve (12) months before the termination of Executive’s employment. Potential Customer is defined as any individuals and entities that Executive has contacted regarding the Company’s programs in the twelve (12) months before the termination of Executive’s employment as well as any individuals or entities who the company has identified as Executive as leads or potential customers in the twelve (12) months before the termination of Executive’s employment.

Commitments above will continue in effect after termination of the Employment for the twelve (12) month period set forth above. The parties agree that any breach of commitments of this Section would cause the Company irreparable harm, and that injunctive relief would be appropriate.

My signature confirms that I have read and accept the terms within this confirmation letter. I understand that this offer is contingent upon successful completion and favorable results of reference checks, employment application, consumer credit report, and background investigation.

/s/ Bradley Howes	10/08/2023

Bradley Howes